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                                                                      EXHIBIT 11


                             BTU INTERNATIONAL, INC.
                   CALCULATION OF NET INCOME PER COMMON SHARE
                  (Dollars in Thousands, except per share data)

                                                         For the Year Ended December 31,
                                                   ------------------------------------------
                                                      2000            1999            1998
                                                   ----------      ----------      ----------
Net income                                         $    5,422      $    2,838      $    1,533

Net income applicable to
  common stockholders                              $    5,422      $    2,838      $    1,533
                                                   ==========      ==========      ==========

Weighted average number of shares outstanding
   BASIC SHARES                                     6,875,793       6,798,735       7,068,432

   Effect of Dilutive Options                         402,107         168,952          49,136
                                                   ----------      ----------      ----------

   Diluted Shares                                   7,277,900       6,967,687       7,117,568
                                                   ==========      ==========      ==========

Earnings Per Share

   Basic                                           $     0.79      $     0.42      $     0.22
                                                   ----------      ----------      ----------

   Diluted                                         $     0.74      $     0.41      $     0.22
                                                   ----------      ----------      ----------


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